_A                              November 21, 2001



The Northern Trust Company
Attn:  James D. Grassi, Esquire
50 South LaSalle Street
Chicago, Illinois 60675

RE:  Sub-Advisory Agreement between UMB Bank, n.a. and
     Northern Trust Investments, Inc. (formerly Northern Trust
     Quantitative Advisors, Inc.)

Dear Mr. Grassi:

On April 28, 2000, UMB Bank, n.a. ("UMB"), in its capacity as Manager of the UMB Scout Equity Index Fund, and Northern Trust Quantitative Advisors, Inc. ("Northern") executed a Sub-Advisory Agreement whereby UMB hired Northern to provide certain research and advisory services in connection with the UMB Scout Equity Index Fund.

The Gramm-Leach-Bliley Act requires that, effective May 12, 2001, banks that advise registered investment companies must register with the Securities and Exchange Commission either a separate division of the bank or a separate subsidiary. To comply with GLB, UMB transferred the management of the UMB Scout Equity Index Fund to Scout Investment Advisors, Inc., a wholly-owned subsidiary of UMB and a registered investment advisor.

The Board of Trustees of the UMB Scout Equity Index Fund adopted a resolution on April 25, 2001, approving a Sub-Advisory Agreement between Scout Investment Advisors, Inc. and Northern.

Based upon advice of fund counsel, the transfer of management duties from UMB to Scout Investment Advisors, Inc. does not constitute an "assignment" for purposes of the Investment Company Act of 1940 or section 4 of the Sub-Advisory Agreement, because there has been no change of "actual control or management of the investment advisor". Accordingly, we request that you acknowledge the transfer of the above-referenced Sub-Advisory Agreement from UMB to Scout Investment Advisors, Inc., effective May 12, 2001, so that all references to "Manager" in said Agreement shall be deemed to refer to Scout Investment Advisors, Inc., by counter-signing and returning a copy of this letter.

            UMB BANK,N.A.

            By:
               -----------------------------------

            Name:  William B. Greiner

            Title: Executive Vice President


            SCOUT INVESTMENT ADVISORS, INC.

            By:
               -----------------------------------

            Name:  William B. Greiner

            Title: Chairman


            NORTHERN TRUST INVESTMENTS, INC.

            By:
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            Name:
                  --------------------------------

            Title:
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